GENERAL DISTRIBUTOR’S AGREEMENT

BETWEEN

REVENUESHARES ETF TRUST

AND

OPPENHEIMERFUNDS DISTRIBUTOR, INC.

Date: December 2, 2015

OPPENHEIMERFUNDS DISTRIBUTOR, INC.
225 Liberty St., 11th Floor
New York, NY 10281-1008

Dear Sirs:

REVENUESHARES ETF TRUST, a Delaware statutory trust (the “Trust”), is registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”) and organized as a series trust offering a number of portfolios of securities (each a “Fund” and collectively the “Funds”). An indefinite number of shares of beneficial interest (“Shares”) have been registered under the Securities Act of 1933 (the “1933 Act”) to be offered for sale to the public in aggregations constituting a Creation Unit, as that term is defined in the Funds’ Registration Statement, in a continuous public offering in accordance with the terms and conditions set forth in the Prospectus and Statement of Additional Information (“SAI”) included in the Funds’ Registration Statement as it may be amended from time to time (the “Prospectus”).

The Trust desires that your firm (the “General Distributor” or “Distributor”) act in a principal capacity as General Distributor for the sale and distribution of Creation Units of Shares of each Fund which have been registered as described above and of any additional Shares which may become registered during the term of this Agreement, hold yourself available to receive and process orders for such Creation Units in the manner set forth in the Prospectus, and enter into arrangements with broker-dealers who may purchase Creation Units of Shares. The Distribution Agreement dated March 31, 2009 between the Trust and Foreside Fund Services, LLC terminated as of the closing of OppenheimerFunds, Inc.’s acquisition of VTL Associates, LLC, investment adviser to the Funds.

You have advised the Trust that you are willing to act as such General Distributor, and it is accordingly agreed by and between us as follows:

1.               Definitions.

Wherever they are used herein, the following terms have the following respective meanings:

(a)             “Registration Statement” means the registration statement most recently filed from time to time by the Trust with the U.S. Securities and Exchange Commission (the “Commission”) and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect.

(b)            “Listing Exchange” means the national securities exchange(s) on which the Shares of a Fund are listed.

(c)             All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement and the Prospectus.

2.               Appointment of the Distributor. The Trust hereby appoints you as the sole General Distributor, pursuant to the aforesaid continuous public offering of Creation Unit aggregations of its Shares, and the Trust further agrees from and after the date of this Agreement, that it will not, without your consent, sell or agree to sell any Shares otherwise than through you, except the Trust may issue shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted under the 1940 Act; provided that in no event shall Shares be issued and sold by the Trust at less than the then-existing net asset value.

3.               Marketing of Shares. You hereby accept such appointment and agree to use your best efforts to market Creation Unit aggregations of Shares, provided, however, that when requested by the Trust at any time because of market or other economic considerations or abnormal circumstances of any kind, or when agreed to by mutual consent of the Trust and the General Distributor, you will suspend such efforts. The Trust may also withdraw the marketing or offering of Creation Unit aggregations of Shares at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that you do not undertake to market or sell all or any specific number of Shares.

4.               Duties of the Distributor.

(a)             The Distributor agrees to act as agent of the Trust in connection with the receipt and processing of all orders for purchases of Creation Units of each Fund from Participating Parties or DTC Participants which have executed a Participant Agreement (“Authorized Participants”) and to transmit such orders to the Trust in accordance with the Registration Statement and Prospectus; provided, however, that nothing herein shall affect or limit the right and ability of the Trust to accept Deposit Securities and related Cash Components through or outside the Clearing Process, and as provided in and in accordance with the Registration Statement and Prospectus. The Trust acknowledges that the Distributor shall not be obligated to accept any certain number of orders for Creation Units and nothing herein shall prevent the Distributor from entering into like distribution arrangements with other investment companies.

(b)            The Distributor agrees to act as agent of the Trust with respect to the continuous distribution of Creation Units of each Fund as set forth in the Registration Statement and in accordance with the provisions thereof. The Distributor further agrees as follows: (i) the Distributor shall enter into Participant Agreements between and among Authorized Participants, the Distributor and the Transfer Agent in accordance with the Registration Statement and Prospectus; (ii) the Distributor shall generate, transmit and maintain copies of confirmations of Creation Unit purchase order acceptances to the purchaser (such confirmations will indicate the time such orders were accepted and will be made available to the Trust promptly upon request); (iii) the Distributor shall deliver copies of the Prospectus, included in the Registration Statement, to purchasers of such Creation Units and upon request the SAI; and (iv) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.

(c)             The Distributor shall execute selected or soliciting dealer participant agreements (“Participant Agreements”) with registered broker-dealers and other eligible entities providing for the purchase of Creation Units of Shares of the Funds and related promotional activities, in the forms as approved by the Board of Trustees of the Trust.

(d)            All activities by the Distributor and its agents and employees which are primarily intended to result in the sale of Creation Units shall comply with the Registration Statement and Prospectus, the instructions of the Board of Trustees of the Trust and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the Commission or any securities association registered under the Securities Exchange Act of 1934, as amended, including the Financial Industry Regulatory Authority (“FINRA”) and the Listing Exchange.

(e)             Except as otherwise noted in the Registration Statement and Prospectus, the offering price for all Creation Units of Shares will be the aggregate net asset value of the Shares per Creation Unit of the relevant Fund, as determined in the manner described in the Registration Statement and Prospectus.

(f)             If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by the Distributor except such unconditional orders as may have been placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and Distributor’s authority to process orders for Creation Units on behalf of the Trust, upon due notice to the Distributor, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(g)            The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the Registration Statement or Prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor shall be entitled to rely on and shall not be responsible in any way for information provided to it by the Trust and its respective service providers and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Distributor against any liability to the Trust or the Trust’s shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(h)            At the request of the Trust, the Distributor shall enter into agreements in the form specified by the Trust (each a “Participant Agreement”) with participants in the system for book-entry of The Depository Trust Company and the NSCC as described in the Prospectus.

(i)              The Distributor shall ensure that all direct requests for Prospectuses, SAIs, Product Descriptions and periodic fund reports, as applicable, are fulfilled. In addition, the Distributor shall arrange to provide Listing Exchange (and any other national stock exchange on which the Shares may be listed) with copies of Prospectuses and SAIs and Product Descriptions to be provided to purchasers in the secondary market. The Distributor will generally make it known in the brokerage community that Prospectuses and SAIs and Product Descriptions are available, including by (i) advising the Listing Exchange on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with the FINRA, and (iii) as may otherwise be required by the Commission.

(j)              The Distributor agrees to make available, at the Trust’s request, one or more members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Trust.

(k)            The Distributor shall review and approve all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with the FINRA when necessary or appropriate. All such sales and marketing materials must be approved, in writing, by the Distributor prior to use.

(l)              The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from the Funds’ investment adviser (the “Adviser”) related to its services hereunder or for additional services as may be agreed to between the Adviser and Distributor.

(m)          Distributor shall pay all expenses relating to Distributor’s broker-dealer qualification. Distributor shall also pay all expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the services.

(n)            Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Trust and the Adviser with respect to any services not included under this Agreement.

5.               Duties of the Trust.

(a)             The Trust agrees to issue Creation Unit aggregations of Shares of each Fund and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the Prospectus in such amounts as the Distributor has requested through the Transfer Agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite Deposit Securities and Cash Component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to the Distributor, in accordance with the provisions of the Prospectus and SAI.

(b)            The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust will make available to the Distributor such number of copies of its then currently effective Prospectus and SAI and Product Description as the Distributor may reasonably request. The Trust will furnish to the Distributor at the Distributor’s expense copies of semi-annual reports and annual audited reports of the Trust’s books and accounts made by independent public accountants regularly retained by the Trust and such other publicly available information which the Distributor may reasonably request for use in connection with the distribution of Creation Units. The Trust shall keep the Distributor informed of the jurisdictions in which Shares of the Trust are authorized for sale and shall promptly notify the Distributor of any change in this information. The Distributor shall not be liable for damages resulting from the sale of Shares in authorized jurisdictions where the Distributor had no information from the Trust that such sale or sales were unauthorized at the time of such sale or sales.

(c)             The Trust represents to the Distributor that the Registration Statement and Prospectus filed by the Trust with the Commission with respect to the Trust have been prepared in conformity with the requirements of the 1933 Act, the 1940 Act and the rules and regulations of the Commission thereunder. The Trust will notify the Distributor promptly of any amendment to the Registration Statement or supplement to the Prospectus and any stop order suspending the effectiveness of the Registration Statement; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any Registration Statement and/or supplements to any Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

(d)            The Trust shall bear the cost and expenses: (i) of the registration of the Shares for sale under the 1933 Act; and (ii) of the registration or qualification of the Shares for sale under the securities laws of the various States.

6.               1933 Act Registration. The Trust has delivered to you a copy of its Prospectus. The Trust agrees that it will use its best efforts to continue the effectiveness of the Registration Statement under the 1933 Act. The Trust further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with the 1933 Act. The Trust will furnish you at your expense with a reasonable number of copies of the Prospectus and SAI and any amendments thereto for use in connection with the sale of Shares.

7.               1940 Act Registration. The Trust has already registered under the 1940 Act as an investment company, and it will use its best efforts to maintain such registration and to comply with the requirements of the 1940 Act.

8.               State Blue Sky Qualification. At your request, the Trust will take such steps as may be necessary and feasible to qualify Shares for sale in states, territories or dependencies of the United States, the District of Columbia, the Commonwealth of Puerto Rico and in foreign countries, in accordance with the laws thereof, and to renew or extend any such qualification; provided, however, that the Trust shall not be required to qualify Shares or to maintain the qualification of Shares in any jurisdiction where it shall deem such qualification disadvantageous to the Trust.

9.               Additional Duties of Distributor. You agree that:

(a)             Neither you nor any of your officers will take any long or short position in the Shares, but this provision shall not prevent you or your officers from acquiring Shares for investment purposes only;

(b)            You shall furnish to the Trust any pertinent information required to be inserted with respect to you as General Distributor within the purview of the 1933 Act in any reports or registration required to be filed with any governmental authority;

(c)             You will not make any representations inconsistent with the information contained in the Prospectus;

(d)            You shall maintain such records as may be reasonably required for the Trust or its transfer or shareholder servicing agent to respond to shareholder requests or complaints, and to permit the Trust to maintain proper accounting records, and you shall make such records available to the Trust and its transfer agent or shareholder servicing agent upon request; and

(e)             In performing under this Agreement, you shall comply with all requirements of the Trust’s Prospectus and all applicable laws, rules and regulations with respect to the purchase, sale and distribution of Shares.

10.            Allocation of Costs. The Trust shall pay the cost of composition and printing of sufficient copies of its Prospectus and SAI as shall be required for periodic distribution to its shareholders and the expense of registering Shares for sale under federal securities laws. Other than as paid under the Trust’s distribution plans under Rule 12b-1 of the 1940 Act, if in effect, you shall pay the expenses normally attributable to the sale of Shares, including the cost of printing and mailing of the Prospectus (other than those furnished to existing shareholders) and any sales literature used by you in the public sale of the Shares and for registering such shares under state blue sky laws pursuant to paragraph 8.

11.            Duration. This Agreement shall take effect on the date first written above, and shall supersede any and all prior General Distributor’s Agreements by and among the Trust and you. Unless earlier terminated pursuant to paragraph 12 hereof, this Agreement shall remain in effect for two years from the date of execution hereof. This Agreement shall continue in effect from year to year thereafter, provided that such continuance shall be specifically approved at least annually: (a) by the Trust’s Board of Trustees or by vote of a majority of the voting securities of the Trust; and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or “interested persons” (as defined the 1940 Act) of any such person, cast in person at a meeting called for the purpose of voting on such approval.

12.            Termination. This Agreement may be terminated (a) by the General Distributor at any time without penalty by giving sixty days’ written notice (which notice may be waived by the Trust); (b) by the Trust at any time without penalty upon sixty days’ written notice to the General Distributor (which notice may be waived by the General Distributor); or (c) by mutual consent of the Trust and the General Distributor, provided that such termination by the Trust shall be directed or approved by the Board of Trustees of the Trust or by the vote of the holders of a “majority” of the outstanding voting securities of the Trust.

13.            Assignment. This Agreement may not be amended or changed except in writing and shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors; however, this Agreement shall not be assigned by either party and shall automatically terminate upon assignment.

14.            Disclaimer of Shareholder Liability. The General Distributor understands and agrees that the obligations of the Trust under this Agreement are not binding upon any Trustee or shareholder of the Trust personally, but bind only the Trust and the Trust’s property; the General Distributor represents that it has notice of the provisions of the Declaration of Trust of the Trust disclaiming Trustee and shareholder liability for acts or obligations of the Trust.

15.            Limitation of Liability. The Declaration of Trust, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of State of the State of Delaware, provides that the Trustees shall be entitled to the protection against personal liability for the obligations of the Trust under Section 3803(b) of the Delaware Business Trust Act, as amended (the “DBTA”). It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust and under Section 3803 of the DBTA. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Trust Instrument and under Section 3803 of the DBTA. The Distributor understands that the rights and obligations of each series of shares of the Trust under the Trust Instrument are separate and distinct from those of any and all other series. This section 15 shall survive the termination of this Agreement.

16.            Section Headings. The heading of each section is for descriptive purposes only, and such headings are not to be construed or interpreted as part of this Agreement.

If the foregoing is in accordance with your understanding, so indicate by signing in the space provided below.

REVENUESHARES ETF TRUST
By:	/s/ Arthur S. Gabinet
Name: Arthur S. Gabinet Title: Chief Legal Officer
Accepted:
OPPENHEIMERFUNDS DISTRIBUTOR, INC.

By:	/s/ John McDonough
Name: John McDonough Title: President and Director